N E W S R E L E A S E	Cinergy Corp. 139 East Fourth Street P.O. Box 960 Cincinnati, OH 45201-0960

News contact:                       Steve Brash  513-287-2226 (w)  513-543-7489 (c)

                                                Angeline Protogere  317-838-1338 (w)  317-367-3306 (p)

Investor contact:  Brad Arnett  513-287-3024

Web site:                               www.cinergy.com

FOR IMMEDIATE RELEASE — OCTOBER 27, 2005

CINERGY REPORTS STRONG EARNINGS FOR THE THIRD QUARTER

RAISES 2005 EARNINGS GUIDANCE

Webcast of Analyst Conference Call Scheduled Today for 9:00 a.m. EDT on Cinergy.com

CINCINNATI — Cinergy Corp. (NYSE:CIN) today reported net income for the third quarter of 2005 of $132 million, or $0.66 per share on a diluted basis, compared with net income of $93 million, or $0.50 per share on a diluted basis for the third quarter of 2004.

Excluding the impacts of certain adjustments described below, adjusted earnings for the third quarter of 2005 were a record $0.97 per share, compared with $0.65 per share for the third quarter of 2004.

“The $0.97 per share of adjusted earnings represents Cinergy’s best quarter ever, and we’re pleased that this success was driven by many strong performances across our company,” said James E. Rogers, chairman and chief executive officer.  “While we benefited from very favorable weather, I’m also extremely proud of the way our employees have worked to drive costs out of our businesses, while at the same time operating and maintaining our entire system so that we met the challenges of a very hot summer.”

Cooling degree days during the quarter were almost 30 percent above normal and about 68 percent above last year.  In July, customers of the Cinergy operating companies set a new record peak demand for electricity of 12,001 megawatts (MW), breaking the old record of 11,305 MW set in August 2002 by more than 6 percent.

“Our commercial businesses delivered a solid contribution this quarter by capitalizing on commodity market price movements,” said Rogers.  “In particular, the recent steps we’ve taken to strengthen our commercial gas business placed them in a position to profitably participate in an extraordinary period of gas price volatility.”

Unaudited consolidated statements of income for the quarter and year-to-date ended September 30, 2005 and 2004, and unaudited consolidated balance sheets as of September 30, 2005 and December 31, 2004 can be found in Schedules 1 and 2, respectively, of this release.

Earnings Adjustments

Cinergy uses adjusted earnings internally for analysis of performance and for reporting results to the Board of Directors to provide a more meaningful representation of Cinergy’s fundamental earnings power.  The company also uses adjusted earnings when communicating its earnings outlook to analysts and investors.

Reported earnings for the third quarter of 2005 were negatively impacted by ($0.27) per share resulting from the recognition of a net unrealized mark-to-market loss on gas, fuel and power contracts that hedge our gas storage and generation portfolios.  These contracts, which are economic hedges, do not meet the accounting requirements to qualify for accrual accounting.   Reported earnings for the quarter were also reduced by ($0.04) per share for severance payments and certain costs incurred in connection with the proposed merger with Duke Energy announced in May 2005.

In 2004, reported earnings were impacted in the third quarter by losses from similar unrealized mark-to-market adjustments of ($0.07) per share and by charges of ($0.08) per share for implementation costs relating to the company’s “CIN-10” continuous improvement initiative and the write-down or disposal of certain investments.

Reconciliations of the items above, which are included in reported earnings as determined in accordance with generally accepted accounting principles (GAAP) but excluded from adjusted earnings, can be found in Schedules 3 and 4 of this release.

Business Segment Results

The Regulated Businesses segment reported adjusted earnings of $0.48 per share in the third quarter of 2005 compared with adjusted earnings of $0.32 per share in the same period of

2004.  The increase in earnings was primarily due to increased sales to retail customers resulting from warmer than normal summer weather.

Third quarter adjusted earnings from the Commercial Businesses segment were $0.49 per share in 2005 compared with adjusted earnings of $0.34 per share from a year earlier.  The increase in earnings was primarily due to weather and higher margins realized from portfolio optimization activities, gas marketing and trading activities and generation assets serving Ohio commercial and industrial customers.

Adjusted earnings for the Power Technology and Infrastructure Services segment were flat, or $0.00 per share, for the third quarter of 2005, as compared to an adjusted ($0.01) per share loss from the prior year.

Complete details of third quarter and year-to-date 2005 results compared to 2004 can be found in Schedules 5 through 8 of this release.

Earnings Guidance

After taking into consideration the strong results from the third quarter, the company is increasing its previously issued earnings guidance for 2005 to a range of $2.60 to $2.75 per share on an adjusted basis.  GAAP earnings for 2005 are expected to be in the range of $2.15 to $2.30 per share.

Other Activities

Cinergy and Duke Energy continue to make progress in the regulatory approval process associated with their proposed merger announced in May 2005.  The companies have received early termination from the U.S. Department of Justice and Federal Trade Commission of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  Settlements with intervening parties have been reached in state regulatory proceedings in Kentucky and South Carolina, where the agreements are being reviewed by state regulators.  Negotiations are proceeding in Indiana, Ohio and North Carolina.  Cinergy and Duke expect to file an amended joint proxy statement/prospectus, which will include third quarter 2005 pro forma financial information for the companies, with the Securities and Exchange Commission in December and to hold their respective special meeting of shareholders in February 2006.

In the third quarter, Cinergy was named for the third straight year to the Dow Jones World Sustainability Indexes, an international benchmark for excellence in social, economic and environmental leadership.  The company was one of only two U.S. utilities to be selected to the Indexes.  The World Indexes cover the top ten percent of the 2,500 largest companies in the world, providing asset managers with objective benchmarks to manage sustainability portfolios.

Cinergy is also the only U.S. utility to be named to the FTSE4Good Index Series, an investment tool launched in 2001 for those interested in socially responsible investment.  FTSE Group, jointly owned by the Financial Times and the London Stock Exchange, is an independent company whose sole business is the creation and management of indices and associated data services.

In August, PSI Energy completed the acquisition of the 512-megawatt Wheatland generating facility for approximately $100 million from subsidiaries of Allegheny Energy, Inc.   Located in Knox County, Ind., Wheatland has four natural gas-fired simple cycle combustion turbines and is directly connected to the Cinergy transmission system.  Its output will be used to bolster the reserve margins on the PSI system. The Indiana Utility Regulatory Commission has authorized PSI to defer post-in-service carrying costs and depreciation related to the facility.

Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: regulated operations and commercial businesses. Cinergy’s regulated public utilities in Ohio, Indiana, and Kentucky serve 1.5 million electric customers and about 500,000 gas customers. In addition, its Indiana regulated company owns 7,000 megawatts of generation. Cinergy’s competitive commercial businesses have 6,300 megawatts of generating capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration.  Cinergy’s integrated businesses make it a Midwest leader in providing both low-cost generation and reliable electric and gas service.

Forward-Looking Statements
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed mergers and restructuring transactions, integration plans and expected synergies, anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of Duke Energy and Cinergy. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) the companies may be unable to obtain shareholder approvals required for the transaction; (2) the companies may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on the combined company or cause the companies to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected; (5) the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; (6) the transaction may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from the companies’ expectations; (7) the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; (8) the businesses of the companies may suffer as a result of uncertainty surrounding the transaction; (9) the industry may be subject to future regulatory or legislative actions that could adversely affect the companies; and (10) the companies may be adversely affected by other economic, business and/or competitive factors. Additional factors that may affect the future results of Duke Energy and Cinergy are set forth in their respective filings with the Securities and Exchange Commission (“SEC”), which are available at  www.duke-energy.com/investors and www.cinergy.com/investors, respectively. Duke Energy and Cinergy undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, a registration statement of Duke Energy Holding Corp. (Registration No. 333-126318), which includes a preliminary prospectus and a preliminary joint proxy statement of Duke Energy and Cinergy, and other materials have been filed with the SEC and are publicly available. WE URGE INVESTORS TO READ THE DEFINITIVE JOINT PROXY STATEMENT-PROSPECTUS WHEN IT BECOMES AVAILABLE AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT DUKE ENERGY, CINERGY, DUKE ENERGY HOLDING CORP. AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the joint proxy statement-prospectus as well as other filed documents containing information about Duke Energy and Cinergy at http://www.sec.gov, the SEC’s Web site. Free copies of Duke Energy’s SEC filings are also available on Duke Energy’s Web site at  http://www.duke-energy.com/investors/, and free copies of Cinergy’s SEC filings are also available on Cinergy’s Web site at http://www.cinergy.com.

Participants in the Solicitation

Duke Energy, Cinergy and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Duke Energy’s or Cinergy’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of Duke Energy is included in its definitive proxy statement for its 2005 annual meeting filed with the SEC on March 31, 2005. Information regarding the officers and directors of Cinergy is included in its definitive proxy statement for its 2005 annual meeting filed with the SEC on March 28, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the registration statement and proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

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